Exhibit 99.1

Paratek Appoints Minnie Baylor-Henry to Company’s Board of Directors

BOSTON, June 14, 2021 -- Paratek Pharmaceuticals, Inc. (Nasdaq:PRTK), a commercial-stage biopharmaceutical company focused on the development and commercialization of novel life-saving therapies for life-threatening diseases or other public health threats for civilian, government and military use, today announced the appointment of Minnie Baylor-Henry, J.D., a recognized leader in the area of food and drug laws and regulations, to the company’s Board of Directors.

“We’re delighted to welcome Minnie to Paratek’s Board of Directors,” said Michael Bigham, Chairman of the Board for Paratek. “She brings extensive expertise and unique perspectives from her work with top global businesses, government agencies and leading non-profit organizations that will be invaluable as we continue to pursue life cycle initiatives for NUZYRA and continue our commitment to supporting the fight against antimicrobial resistance.”

Ms. Baylor-Henry is president of B-Henry & Associates, a consulting firm focused on providing regulatory and compliance strategy services to life sciences companies. Prior to starting her own firm, Ms. Baylor-Henry held leadership roles with Johnson & Johnson (J&J) including most recently Worldwide Vice-President for Regulatory Affairs for J&J’s Medical Devices & Diagnostics business and was a National Director for Regulatory & Capital Markets Consulting at Deloitte & Touche. Prior to her first tenure at J&J, Ms. Baylor-Henry worked for the U.S. Food & Drug Administration (FDA).

She previously served as the Board Chair for the Food and Drug Law Institute (FDLI). Additionally, she served as the President and Chair of the Board for the Drug Information Association (DIA), where she is currently serving as a Fellow. Ms. Baylor-Henry is a Trustee for Howard University, as well as the Chair of the Board of Visitors for Howard University’s College of Pharmacy. In addition, she is an Independent Director for scPharmaceuticals, Apyx Medical and PolarityTE, all publicly traded companies. She is also an Independent Director for Flame Biosciences, a clinical-stage biopharmaceutical company. Ms. Baylor-Henry is a member of the Board of Directors for several not-for-profit companies, including The Partnership, Mass Eye & Ear Hospital, and Dress for Success Boston.

Ms. Baylor-Henry received her Pharmacy degree from Howard University’s College of Pharmacy and her law degree from Catholic University’s Columbus School of Law.

“Paratek has established NUZYRA as one of the most successful antibiotics launched in the last five years and I look forward to helping guide the company through its next phase of growth and development,” commented Ms. Baylor-Henry. “It’s an exciting time to join the Board given the recent expansion of NUZYRA into the community setting, the company’s ongoing research into NUZYRA’s potential against biothreat pathogens including anthrax and their plans to start a Phase 2b study exploring NUZYRA as a possible treatment for Non-Tuberculous Mycobacteria (NTM) infections.”

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel life-saving therapies for life-threatening diseases or other public health threats for civilian, government and military use.

The Company’s lead commercial product, NUZYRA® (omadacycline), is a once-daily oral and intravenous antibiotic available in the U.S. for the treatment of adults with community-acquired bacterial pneumonia and acute bacterial skin and skin structure infections. Paratek has a collaboration agreement with Zai Lab for the development and commercialization of omadacycline in the greater China region and retains all remaining global rights.

Paratek exclusively licensed U.S. rights and rights to the greater China territory for SEYSARA® (sarecycline), a once-daily oral therapy for the treatment of moderate to severe acne vulgaris, to Almirall, LLC (Almirall). Paratek retains the development and commercialization rights for sarecycline in the rest of the world.

In 2019, Paratek was awarded a contract from BARDA, valued at ~$285 million, to support the development and U.S.-based manufacturing of NUZYRA for the treatment of pulmonary anthrax.

For more information, visit www.ParatekPharma.com or follow @ParatekPharma on Twitter.

Forward Looking Statements

This press release contains forward-looking statements including statements related to our overall strategy, products, prospects, potential and expected results, including statements about the impact of the COVID-19 pandemic on our revenue projections, access to hospital institutions, supply chain and clinical trials, projected awareness, payor coverage, net product revenues, total revenues including assumptions related to our financial guidance, the financial impact of our BARDA contract including the status of the FDA review of the pre-EUA submission, the exercise and timing of BARDA’s procurement of NUZYRA for the SNS, BARDA exercising full contract line items, including for U.S. onshoring and PMR reimbursement, our anticipated cash runway, our operating expenses, our R-Bridge loan secured by our Zai Labs royalties and a NUZYRA synthetic royalty, our SEYSARA royalties and SEYSARA-backed loan, the strategy, execution and progression of our commercial launch of NUZYRA, our ability to shape the future treatment paradigm for community-acquired pneumonia and serious skin infections, our plans to evaluate additional indications for NUZYRA, including NTM, and to work toward an oral-only indication in CABP, future governmental stockpiling opportunities, and our potential to further drive long-term value for all of our shareholders.  All statements, other than statements of historical facts, included in this press release are forward-looking statements, and are identified by words such as "advancing," "expect," "look forward," "anticipate," "continue," and other words and terms of similar meaning. These forward-looking statements are based upon our current expectations and involve substantial risks and uncertainties.  We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements.  Our actual results and the timing of events could differ materially from those included in such forward-looking statements as a result of these risks and uncertainties.  These and other risk factors are discussed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the Securities and Exchange Commission.  We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.

CONTACT:

Investor and Media Relations:

Ben Strain

617-807-6688

ir@ParatekPharma.com